EXHIBIT 34.1
Report of Independent Registered Public Accounting Firm

To the Management of American Electric Power Service Corporation as service corporation affiliate of Appalachian Power Company and AEP Texas Inc.

We have examined American Electric Power Service Corporation’s, as service corporation affiliate of Appalachian Power Company and AEP Texas Inc., (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset backed securities transactions serviced by Appalachian Power Company and AEP Texas Inc. for which each servicer performs servicing functions for the transactions (the “Platform”) as described in the accompanying Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Issuers, as of December 31, 2022 and for the year then ended, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(3)(ii), 1122(d)(4)(iii), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix B to management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. American Electric Power Service Corporation’s management, as service corporation affiliate of Appalachian Power Company and AEP Texas Inc., is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied, in all material respects, with the applicable servicing criteria, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(3)(i)(A) and 1122(d)(3)(i)(B) of Regulation AB applicable to the Company during the year ended December 31, 2022. With respect to servicing criterion 1122(d)(3)(i)(A), instances were identified where servicer certificates were not provided to required parties within the timeframe described in the transaction agreements. With respect to servicing criterion 1122(d)(3)(i)(B), instances were identified where monthly servicer certificates did not provide information calculated in accordance with the terms specified in the transaction agreements.

In our opinion, except for the material noncompliance described in the preceding paragraph, American Electric Power Service Corporation, as service corporation affiliate of Appalachian Power

Company and AEP Texas Inc., complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2022 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
March 29, 2023